Certain information has been excluded from this agreement (indicated by “[***]”) because Lendbuzz Inc. has determined such information (i) is not material and (ii) is of the type that the registrant treats as private or confidential.

Exhibit 10.13

Unprotected Lease Agreement

Drafted and signed in Tel Aviv on November 27, 2023

Between:

Cotserv Commercial and Technical Services Ltd. PC 51-059122-5

Via its director, Mr. Shmuel Shilo, ID No. [***]

Address: 75 HaMercava St., Ram Bnei-Ayish Park

(Hereinafter: the Lessor),

Of the First Party;

And between:

Lendbuzz Ltd. PC 516333051

Via its signatory, Mr. Dan Raviv

Whose address for the purposes of this agreement is the Leased Property

(Hereinafter: the Lessee)

Of the Second Party;

Whereas	The Lessor declares that it is entitled to be registered as the sole and exclusive lessee by the Israel Land Authority and the Municipality of Tel Aviv of the Leased Property as defined in clause 2 below, built on the real estate known as plot 77 in block 7095 located at 94 Yigal Alon St., Tel Aviv (hereinafter: the Real Estate) all as specified In the confirmation of the rights attached as Appendix A1 to this Agreement;

And whereas	The Lessee wishes to lease from the Lessor and the Lessor wishes to rent to the Lessee, in an unprotected and exclusive lease, the Leased Property, as defined below, and all for the purpose and under the conditions as detailed in this Agreement below;

And whereas	The validity of this Agreement is conditional on fulfillment of the following in aggregate: (a) Notification from the Lessee (by email) that it has signed an agreement for termination of the Lessee’s lease for its existing offices on the 7th floor of the building with Avi and Anat Cohen Holdings Ltd. PC 512887639; and (b) Notification from the Lessor (by email) that a contract has been signed between it and Upsolver Ltd. PC 515167831 for termination of the lease of Upsolver Ltd. PC 515167831 in the Leased Property in this agreement. As long as the conditions are not fulfilled within 14 days from the date of signing this Agreement, the Agreement will be null and void;

It has therefore been declared, stipulated and agreed between the Parties as follows:

1.	Introduction

1.1.	The declarations of the Parties, the introduction and the appendices to this Agreement form an integral part hereof.

1.2.	The headings of the clauses of the agreement are for orientation and convenience only, and shall not be used for the purposes of interpreting the agreement.

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2.	Terms and Appendices

2.1.	In this Agreement and its Appendices, the terms below will have the meaning listed next to them:

The Blueprints – the blueprints of the Leased Property and the parking spaced attached as Appendix A to this Agreement.

The Project – two office buildings (southern building and northern building) built on the Real Estate as defined above, including, inter alia, 38 office floors in each building above a ground floor with commercial areas and a main lobby, and above a basement floor for parking purposes.

The Building – Building A (southern building) built on the Real Estate (as defined above), in which the Leased Property is located, including, inter alia, 38 office floors in each building above a ground floor with commercial areas and a main lobby, and above a basement floor for parking purposes.

The Leased Property – An office comprising unit Nos. 51+54 facing north, with a total area of 702 square meters gross on the 15th floor of the building, plus 22 parking spaces on -5 basement floor, Nos. 86, 90-93, 392-393, 396-405, 420-424, as indicated in the blueprint in Appendix A.

The Management Company – Ramot Migdal Alon Daromi Ltd., which currently serves as the management company and Ariel Parking Properties Ltd. which manages the parking lot and/or any other management company that will provide management services for the Building and the Leased Property.

The Management Agreement – The management agreement and its appendices as signed between the Lessor and the other tenants of the Building and the Management Company, which will be signed by the Lessee and is attached as Appendix B to this Agreement.

Handover Date – as specified in clause 10 of the Agreement.

Lease Start Date – as specified in clause 7 of the Agreement.

Lease Period – as specified in clause 7 of the Agreement.

Date for Vacating the Leased Property – immediately at the end of the Lease Period, or with the lawful cancellation of this Agreement.

Monthly Rental Fees – as specified in clause 8 of the Agreement.

The Base Index – the known index at the time of signing this Agreement.

The Known Index – the known index on the actual payment day. However, if the known index on the day of payment is lower than the base index, the payment index will be the base index.

Consumer Price Index or Index – the price index known as the Consumer Price Index, which includes vegetables and fruits and is published by the Central Bureau of Statistics and Economic Research, and includes the same index even if it is published by another official body or institution, and also includes any other official index that comes in its place, whether it is based on the same data on which the existing index is built or not. If it is replaced by another index that will be published by said body or institution and that body or institution has not determined the ratio between it and the replaced index, said ratio will be determined by the Central Bureau of Statistics.

Arrears Interest – interest of 10% per year.

2.2.	Appendices

Appendix A – Blueprints of the Leased property (including parking spaces).

Appendix A1 – Confirmation of rights.

Appendix B – Management Agreement.

Appendix C – Conformation of the Lessee’s Insurance Policies.

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3.	The Parties’ Declarations

3.1.

The Lessor declares: (a) that to the best of its knowledge, the Building, including the Leased Property, was built in accordance with a legal building permit, (b) that a Form 4 and an occupancy form have been issued for the Building, including for the Leased Property, (c) that it is entitled to be registered as the sole and exclusive lessee of the Leased Property for a period up to August 31, 2059 (regarding the municipality) and until December 13, 2060 (regarding the administration), (d) that it has the sole and exclusive right of possession of the Leased Property, (e) that the Leased Property is clean and free from any encumbrance and/or right to a third party and/or lien and/or claim and/or debt, etc., with the exception of the mortgage registered in favor of Bank Hapoalim Ltd., the bank financing the project (hereinafter: the Bank), (f) that it is not aware of any defects and/or faults and/or deficiencies in the Leased Property, (g) that it is entitled to lease the Leased Property to the Lessee; (h) that it has made all the necessary decisions in accordance with all laws and its incorporation documents for it to enter into this Agreement, and upon its signing this Agreement, it will be binding in all respects (i) that there is no legal and/or contractual and/or other impediment to its entering into this Agreement, to rent it to the Lessee and fulfill its obligations according to this Agreement.

3.2.

The Lessee declares: (a) that it knows this Agreement grants it an unprotected tenancy right in the Leased Property and parking spaces only, (b) that it does not and will not have any rights in other areas of the Building or in the public areas of the Building, with the exception of the right of passage to the Leased Property and parking spaces and with the exception of the right to use the public areas according to their purpose.

3.3.

The Lessee declares that it has checked the location of the Building and the location of the Leased property within it, has seen the leased area in its condition as it is at the time of signing this Agreement, the blueprints attached as Appendix A to this Agreement and the management agreement attached as Appendix B, and that after the aforementioned inspection and subject to the correctness of the Lessor’s statements, has found everything suitable for its needs and the purpose of the Lease, and that it waives any claim of incompatibility and/or lack of knowledge with respect to the Leased Property, and everything except for hidden defects and/or faults that could not have been discovered by reasonable inspection prior to signing this Agreement and except for a defect that was known to the Lessor at the time of signing the Agreement and was not brought to the notice of the Lessee, and all subject to the correctness of the Lessor’s statements and compliance with its obligations as detailed in this Agreement.

3.4.

In the building, there are permits for various uses, and the Lessee will not have any claim and/or demand regarding this, inter alia, regarding noise, smell, hours of operation, number of visitors, etc.

3.5.

The Lessor agreed to lease the Leased Property to the Lessee based only on its statements in this Agreement above and below and its commitment to refrain from raising any claim that contradicts and/or is inconsistent with the provisions of this Agreement above and below.

3.6.	There is no legal impediment to it entering into this Agreement, and the Lessee’s authorized bodies have approved it entering into this Agreement.

3.7.

The Lessee knows that the area of the Leased Property for the purposes of this Agreement is 702 square meters gross (which is calculated to include a certain part of the areas outside the Leased Property, both on the floor and in the building) and that the specified leased area will oblige the Lessee for the purposes of this Agreement, including payment of rent and management fees.

3.8.

That the Lessee may rent out a part of the Leased Property that does not exceed 25% of the leased area and this after receiving the Lessor’s prior written approval. All conduct and/or responsibility, including payment of rent and/or property tax and/or management fees, shall apply to the Lessee in accordance with this Agreement. It will also be clarified that the Lessor will not sign any document and/or commitment and/or agreement with any sublessee. The responsibility for any sublease will apply to the Lessee for all intents and purposes for the entire period of the sublease, including eviction

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of the tenant in accordance with this Agreement. The Lessor will not refuse to the sublessee except for reasonable reasons only. The Lessee undertakes that the sublease agreement will include a clause according to which the Lessor has no responsibility towards the sublessee and that the sublease agreement is subject to this Agreement and especially regarding vacating the Leased Property on the dates specified in this Agreement. It will also be clarified that if the Lessee violates this Agreement and is required to vacate the Leased Property, the sublessee will also vacate the Leased Property without him or the Lessee having any claim and/or demand against the Lessor.

4.	Parking Spaces

4.1.	The right given to the Lessee in the parking lots, as part of the Leased Property, is a right of use only. Use of the parking spaces will be allowed during the operating hours of the parking lot.

4.2.

The rental fees are for the right to use the parking spaces only, and not for guarding or providing any other service to the Lessee and/or someone on its behalf and/or for the vehicle that will be parked in the parking spaces and/or for keeping the parking space vacant. The Lessee releases the Lessor from any responsibility for guarding the vehicles parked in the parking lots and the provisions of the Protection Law, 5727-1967 shall not apply to this Agreement.

4.3.

The Lessee undertakes to comply with all the instructions relating to management of the parking lot, its operating procedures, the parking and traffic procedures in it, etc., including those that will be displayed from time to time throughout the parking lot using signs and/or other means, including the condominium bylaws.

4.4.

At the request of the Lessor and/or the management company, the Lessee will sign a letter of commitment in the form provided by the Lessor, confirming the above and additional conditions for using the parking lot prior to the start of using the parking spaces, in the form that will be used in the building.

4.5.

Notwithstanding the provisions of clause 3.8, the Lessee may sublease some or all of the parking spaces to a sublessee, provided it informs the Lessor in advance in writing about subleasing the parking spaces. All responsibility regarding leasing the parking spaces shall apply to the Lessee, including vacating the Leased Property in accordance with this Agreement. The Lessee undertakes that the sublease agreement will include a clause according to which the Lessor has no responsibility towards the sublessee and that the sublease agreement is subject to this agreement and especially to the subject of vacating the Leased Property on the dates specified in this Agreement. It will also be clarified that if the Lessee violates this Agreement and is required to vacate the Leased Property, the sublessee will also vacate the Leased Property without him or the Lessee having any claim and/or demand against the Lessor.

5.	The Lease

The Lessor hereby leases to the Lessee and the Lessee hereby leases from the Lessor the Leased Property, in an unprotected and exclusive lease. The Lease is for the period, for the purpose and under the conditions specified in this Agreement.

6.	Inapplicability of Tenant Protection Laws

6.1.

The Lessee expressly declares that the Lease, the Lessee and the Leased Property are not protected according to the provisions of the Tenant Protection Law (combined version), 5732-1972 (hereinafter: Tenant Protection Law) nor according to the provisions of any other law that exists or will be enacted in the future, which protects a lessee or tenant in any way, and said laws and their amendments as well as the regulations and/or orders that were established or will be established pursuant to them do not apply to the Lease, the Lessee, the Leased Property and this Agreement.

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6.2.

The Lessee declares that it neither requested nor paid a key fee as defined in the Tenant Protection Law or payments that could be interpreted or considered as a key fee, and that all the works, changes, renovations, improvements and refinements that will be done in the Leased Property are not and will not be considered as payment of a key fee, and the Tenant Protection Law shall not apply to this Agreement.

7.	Purpose of the Lease

The Lessee undertakes to use the Leased Property for the purpose of managing its offices. The Lessee undertakes not to use the Leased Property and not to allow others to use it or any part of it for any purpose other than for the purpose of the Lease as detailed above, unless it has received the Lessor’s prior written consent. In any case of allowing others to use the Leased Property, the Lessee will remain responsible to the Lessor for fulfilling all its obligations under this Agreement. Notwithstanding the above, the Lessee will be entitled to sublease part of the Leased Property that does not exceed 25% of the leased area after receiving the Lessor’s prior written consent and/or the parking lots or part of them in a sublease without the need to obtain the Lessor’s prior approval, but will be required to notify the Lessor of the sublease provided all conduct and/or responsibility, including payment of rent and/or property tax and/or management fees shall apply to the Lessee in accordance with this Agreement. The Lessor will not object to the sublessee except for reasonable reasons only. It will also be clarified that the Lessor will not sign a document with any sublessee for part of the Leased Property and/or of the parking lots for the purpose of renting the parking lots and/or part of the Leased Property as mentioned. The responsibility regarding the sublessee will apply to the Lessee for all intents and purposes for the entire period of the sublease, including vacating the Leased Property in accordance with this Agreement. The Lessee undertakes to insert a clause in the sublease agreements according to which no liability shall apply to the sublessee and that if the Lessee violates the Agreement and is required to vacate the Leased Property, the sublessee also undertakes to vacate the Leased Property.

8.	The Lease Period

8.1.

The Lessor leases the Leased Property to the Lessee and the Lessee leases the Leased Property from the lessor for a period of 13 months starting on January 1, 2024 and ending on January 31, 2025 (hereinafter: the Lease Period). It is agreed between the Parties that the Lessee will be entitled to occupy the Leased Property and operate it in accordance with the purpose of the Lease only.

8.2.

The term of the Lease Period is a fundamental clause of this Agreement. In the event the Lessee vacated the Leased Property not in accordance with the provisions of this Agreement before the end of the Lease Period and does not find a sublessee and/or a substitute lessee to the Lessor’s satisfaction to replace him, who will rent the Leased Property under lease terms that are no less than those under this Agreement, the Lessee will continue to pay the rent, management fees and other payments applicable to it under this Agreement, until the end of the Lease Period. The Lessor will be entitled to refuse the replacement lessee for reasonable and factual reasons only, provided the terms of the lease with him will not be less than those under this Agreement.

9.	Monthly Rental Fees

9.1.

In return for the Lease, the Lessee undertakes to pay the Lessor, during the Lease Period, monthly rent for the Leased Property in a total amount of ILS 124,680 (one hundred and twenty-four thousand six hundred and eighty new shekels) plus legal VAT, calculated at ILS 140 per square meter of area gross and ILS 1,200 for each parking space (hereinafter: the Rental Fees).

9.2.	The Rental Fees will be paid to the Lessor by the Lessee as follows:

9.2.1.

At the time of signing this Agreement, the Lessee will pay the Lessor Rental Fees for the first three months of the Lease Period in the amount of ILS 374,040 (three hundred and seventy-four thousand and forty new shekels) plus legal VAT (hereinafter: the Advance Payment).

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9.2.2.

The balance of the Rental Fees will be paid in future checks to the order of the Lessor, for each quarter in advance, on the 1st of the months, April, July, October of each rental year. At the time of signing this Agreement, the Lessee will hand over to the Lessor all the checks for all the Rental Fees for payment of the rent.

9.3.

The monthly Rental Fees during the Lease Period will be updated according to the increase of the Known Index at the actual payment date compared to the Base Index and will be paid as part of the transfer of quarterly Rental Fees.

9.4.	The Lessee undertakes to pay the full monthly Rental Fees for the entire Lease Period even if the Leased Property is not used and/or only partially used.

9.5.

It is clarified for the avoidance of doubt that the monthly Rental Fees do not include management fees, as defined below, which will be paid by the Lessee to the management company as stated in this Agreement and the management agreement that will be signed by the Lessee at the same time as signing this Agreement. In addition, the Rental Fees do not include property tax payments, water, electricity, etc. It is further clarified that the property tax dues for the parking shall be paid by the Lessee directly to the Lessor immediately upon first demand of the Lessor and this without detracting from the Lessee’s obligation to pay the property tax fees for the offices.

9.6.	Only actual payment of the checks into the Lessor’s account will be considered as payment of the Rental Fees.

9.7.

For the avoidance of doubt – as this is not explicitly stated in the clause above, VAT will be added to all of the above amounts according to law, against the tax invoices that the Lessee will receive from the Lessor according to any law.

10.	Construction of the Building and the Leased Property

The Lessee declares and confirms that the Leased Property will be rented without furniture, pictures, carpets and everything that is not permanently attached to the Leased Property, since these items do not belong to the Lessor and these items belong to the current lessee and it has no claim and/or demand regarding these items.

Without detracting from the above, the Leased Property will be handed over to the Lessee when it is ready and suitable for use, clean and painted, with all the systems in it, including water, electricity, air conditioning, plumbing and communication connected, in good condition and working, without any furniture items

The Lessee further declares that it is aware that completion of the interior works in the remaining areas of the building that are not part of the Leased Property, including the floor where the Leased Property is located, may continue beyond the beginning of the Lease Period, and the Lessee agrees to this in advance and undertakes not to oppose them and/or interfere with their execution in any way and manner, provided they comply with in the provisions of the management agreement and will be in accordance with the guidelines and procedures of the management company and the provisions of any law.

11.	Handover Date of Possession

The Parties hereby set the handover date of possession for January 1, 2024. Handover of possession in the Leased Property is conditional on the Lessee signing the management agreement, producing confirmation of the existence of insurance policies as a condition of this Agreement and the management agreement, including the production of collateral in accordance with this Agreement and in accordance with the management agreement. If the Lessor is late in handing over the Leased Property to the Lessee, the Lessor will be obliged to compensate the Lessee in the amount of ILS 4,000 plus VAT (hereinafter: the Agreed Compensation for Late Handover) for each day of delay in the handover, starting from the first day of the delay in handing over possession. A delay of more than 30 days in handing over possession of the Leased

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Property to the Lessee will give the Lessee the right to cancel the Agreement and recover all the amounts paid to the Lessor and/or the management company until that date, without detracting from the right of the Lessee to receive compensation from the first day of the delay in handing over possession until the actual handover date or until the date of cancellation of the Agreement by the Lessee. The amount of the compensation is estimated in advance and the Lessee will be prevented from asserting any claim regarding the amount of the compensation and will not demand any additional compensation beyond the compensation agreed in advance.

12.	Management of the Building

12.1.

The Lessee declares that it is aware of the paramount importance that the Lessor attaches to the management of the Leased Property and its maintenance, in light of the need to maintain the level and quality of the building.

12.2.

As a condition for receiving possession of the Leased Property, the Lessee will sign a management agreement with the management company, in the form signed by the Lessor and all the lessees of the building, which is attached as Appendix B to this Agreement. The Lessee undertakes to fulfill all its obligations as stated in the management agreement, including bearing all expenses and payments applicable to it to the management company during the entire Lease Period and all in accordance with the provisions of the management agreement.

12.3.

As part of the management services, the Lessee and/or someone on its behalf will be given the right to use the gym and spa located in the building, which will be operated by the management company and/or someone on its behalf, for a fee paid to the management company in accordance with the provisions of the management agreement and which will be updated by the management company. The Lessee undertakes to pay the full management fees, including for the spa and the gym, whether or not it will actually use the spa and the gym.

13.	Possession and Management of the Leased Property

13.1.

The Lessee undertakes to keep the Leased Property in good and proper condition, to avoid causing damage or deterioration to the Leased Property, and to repair within a reasonable time, itself and at its own expense, any defect, fault or damage to the Leased Property that is caused as stated by the Lessee and/or by someone on its behalf and/or by its visitors, clients, its employees and/or any other employee on its behalf due to use of the Leased Property, so that the condition of the Leased Property will return to its original state in accordance with the state in which the Leased Property was before the defect or fault or damage occurred, with the exception of reasonable wear and tear. Notwithstanding the above, the Lessor will be responsible, and the Lessee will not have any responsibility for any damage and/or defect and/or hidden damage and/or arising from reasonable wear and tear and/or damage or fault in connection with the Leased Property and/or its envelope and/or the skeleton of the building and/or the Leased Property’s infrastructure and its systems that existed in the Leased Property before signing this Agreement, and the obligation to repair and maintain them shall apply only to the Lessor. Regarding repairs that apply to the Lessor, they will be repaired as soon as possible and no later than 5 business days from the day the Lessee gave written notice about them. It is further clarified that to the extent that the Lessee has a responsibility and/or guarantee from the contractor who built the building and the Leased property and/or from third parties, then this responsibility is transferred to the Lessee.

13.2.

If either Party does not carry out repairs that apply to it as stated in clause 12.1 above and/or does not do so in a reasonable manner, the other Party may, but is not obligated, after giving written notice to the Party responsible for the repair, 14 days in advance, to carry out any repairs and do any action as it deems reasonably appropriate for the purpose of repairing the damage and/or returning the situation to its original state, and this at the expense of the other Party. The Party responsible for the repair shall

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pay the other Party immediately upon first demand and within 30 days, the total expenses incurred by the other Party to carry out the repairs as stated above. The party responsible for the repair will pay the invoices of suppliers/contractors for this matter immediately upon first demand, which shall constitute prima facie proof of their correctness. For the purpose of carrying out the repairs according to this clause, the Lessor and/or someone on its behalf may enter the Leased Property after coordinating a date agreed upon by the Parties.

13.3.

The Parties undertake to comply with the provisions of any law, regulation, order or by-law in connection with the Leased Property, its possession and its use, if necessary. The Lessee undertakes not to do and/or allow to be done in the Leased Property or any part of it or in connection with it anything that may constitute an illegal hazard or nuisance or cause damage to the Lessor and/or the owners and/or the lessees of other areas in the building.

13.4.

The Lessee undertakes to keep the Leased Property and its immediate surroundings clean, as well as not to place movables and/or anything else outside of the Leased Property, and not to cause any inconvenience or unreasonable noise, to the owners and/or users of other areas in the building, and also not to use other areas in the building, whether private or public, which are not included in the Leased Property, except for the purpose of transition and/or in the manner necessary to fulfill its rights according to the provisions of this Agreement and subject to the provisions of the management agreement.

13.5.

The Lessee undertakes not to hang signs and/or notices on the external walls of the Leased Property (except for the entrance door to the Leased Property) and/or of the building and/or in any interior area of the building except subject to receiving the permission of the Lessor. The Lessee will be assigned by the building’s management company an area in the entrance lobby of the building (along with the other tenants of the building) to place signage directing the Leased Property. Furthermore, the Lessee will be entitled to place signage (logo and direction) on the rented floor and everything subject to the approval of the management company and the building’s procedures.

13.6.

The Parties agree that the systems and infrastructures that exist today in the Leased Property, which are: connection to water and sewage, preparation for water piping (hot/cold) air conditioning, preparation for a ventilation system and sprinklers, which are already adapted to the Leased Property, are in good condition and in working order. If a fault and/or defect is found in these systems and/or in the Leased Property and/or a defect in the Leased Property caused as a result of reasonable wear and tear and as a result of the Lessee’s reasonable use of the Leased Property, the Lessee must contact the management company for repair of the fault. If the management company refuses to repair the fault/defect, then the Lessee will contact the Lessor, who undertakes to repair the defect at its expense. It will also be clarified that if the management company requires additional payment for the repair, then this payment will be paid by the Lessor.

13.7.

The Lessee will be entitled to carry out fit out works and/or changes and/or additions to the Leased Property, itself and at its own expense in order to adapt it to its needs and in accordance with the purpose of the Lease (hereinafter: Fit Out Works). The Lessee will present the Fit Out work plan to the Lessor in advance in order to get its approval for their execution. The Lessor will not refuse execution of these Fit Out Works for reasonable reasons and without the need for reasoning. It is clarified that the Lessor will not approve the establishment of additional services and/or an additional kitchenette.

14.	Taxes and Other Payments

14.1.

The Lessee undertakes to pay during the entire Lease Period all the taxes, fees, municipal and governmental mandatory levies, current or one-time, imposed and which will be imposed, directly or indirectly, on holders of properties similar to the Leased Property, including business tax, fees, permits and business licenses, as required and as applicable to the Lessee’s activity in the Leased Property. Any

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such payment shall be paid by the Lessee on the fixed date for its payment. The Lessor will bear the payments and levies that apply to property owners, including lease fees, development levies and appreciation levies, as applicable.

14.2.

The Lessee undertakes to bear and pay for the entire Lease Period all payments and expenses for its use of the Leased Property, in full and on time, including for the supply of electricity, water and telephone lines.

14.3.

The Lessee undertakes to present to the Lessor, from time to time, at the Lessor’s request, all copies of receipts and/or confirmations that show that it has indeed paid the payments applicable to it according to this Agreement.

14.4.

The Lessee undertakes to transfer on its behalf to all the relevant authorities, all the accounts applicable to it in respect of the Leased Property starting from the day the Lease Period begins as specified in clause 7.1 above, and the Lessor undertakes to cooperate with the Lessee in everything necessary for transferring the aforementioned accounts. All expenses for transferring the accounts for use of the Leased Property on behalf of the Lessee, will apply to the Lessee and will be paid by it. The Lessee undertakes to contract with the electric company, and the local authority in contracts for the supply of electricity and water to the Leased Property. It is clarified that there will be no change of owners in the Tel Aviv Municipality in regards to parking, therefore the Lessee undertakes to pay the property tax for the parking directly to the Lessor, who will pay the property tax for the parking on behalf of the Lessee, and this immediately upon the first demand of the Lessor. If the lessee subleases the parking spaces, it will still be obligated to pay the property taxes for the parking spaces, and the Lessee is the one who will take care of collecting the property taxes from the sublessee for the parking spaces.

15.	Liability and Indemnification

15.1.

The Lessee and anyone who comes and/or acts on its behalf will not be responsible in any way for any damage and/or injury and/or losses and/or expenses caused to the Lessee and/or its property in the Leased Property, except if they are caused to the Lessee and/or someone on its behalf as a result of an act or omission of the Lessor and/or as a result of reasonable wear and tear.

15.2.

For the avoidance of doubt and without prejudice to the provisions of clause 14.1 above, it is clarified that the Lessor and anyone who comes and/or acts on its behalf shall not bear any responsibility whatsoever and/or any liability regarding bodily injury and/or loss and/or damage to property of any kind caused to the Lessee and/or or to its employees and/or to its customers and/or to anyone on its behalf, including, and without prejudice to the generality of that said, to employees, agents, contractors, customers, visitors and any other person in the Leased Property, except if they are caused as a result of an act or omission of the Lessor.

15.3.

Subject to the above, the Lessee shall be legally responsible for any loss and/or damage caused to the Lessee and/or the building and/or its contents and/or to any person and/or corporation, including its employees and/or the Lessor and/or the management company and/or or to those on their behalf and/or to the public visiting the building and/or to any other person, that were caused by an act and/or omission of the Lessee and/or its employees and/or clients and/or visitors and/or anyone on its behalf and with the exception of damage caused as a result of reasonable wear and tear.

15.4.

The Lessee undertakes to indemnify the Lessor for any damages and/or expenses that the Lessor has paid for any damage actually caused by the Lessee and/or anyone on its behalf and for which the Lessee is responsible according to this Agreement, subject to the Lessee being notified of the damage and/or expense and/or for the existence of proceedings against the Lessor, and also that the Lessee was given the opportunity to defend itself through lawyers on its behalf against the claims raised in the framework of the aforementioned proceedings. Notwithstanding the foregoing, it is clarified that in

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the event of a legal claim, the indemnification obligation as stated in this clause is subject to a judgment being obtained against the Lessor whose execution has not been delayed and that the Lessee (on behalf of the Lessor) has been given an adequate opportunity to defend itself.

16.	Vacating the Leased Property

16.1.

The Lessee undertakes to vacate the Leased Property at the end of the Lease Period and hand over possession of it to the Lessor, when the Leased Property is clear of any person and object belonging to the Lessee, subject to reasonable wear and tear. The Leased Property will be handed over to the Lessor or to whomever it instructs when it includes any renovation, improvement, addition, change, and repair made to it by the Lessee and which constitute a permanent connection.

16.2.

For the avoidance of doubt and without prejudice to the generality of the provisions of this Agreement, it is agreed that any changes or completions or additions that are made to the Leased Property and have a permanent connection attached to it, as well as everything that was performed on the Leased Property and purchased and installed on the Leased Property, will, upon the end of the Lease Period, become the property of the Lessor.

16.3.

Without prejudice to any other right of the Lessor to claim damages according to this Agreement and/or according to any law, the Lessee undertakes that if it does not vacate the Leased Property as stated in clause 16.1 above, the following conditions will apply:

16.3.1.

The Lessee will pay the Lessor for the period between the fixed date for vacating the Leased Property and the actual vacating date, an amount equal to 1.5 times the last Rental Fees paid to the Lessor for each month and/or any relative part thereof. The Lessee declares that this amount was determined and agreed upon between the Parties as fixed and pre-agreed damages which were assessed by the Parties in advance judgment as the amount of reasonable damage caused to the Lessor solely due to failure to vacate the Leased Property on time.

16.3.2.

The Lessee will pay all payments, taxes, expenses and management fees in accordance with the management agreement, and any other payment due for the period between the date for vacating the Leased Property and the actual vacating date, as if the Lease Period had continued, and this, without prejudice to the Lessee’s obligation to vacate the Leased Property. Receipt of the sums detailed above does not create a rental relationship between the Parties regarding the period after the Lessee’s vacating date.

17.	Insurance

17.1.	The Lessee undertakes to purchase at its own expense and to hold in force, starting from the day of entry into the Leased property until the end of the Lease Period, the following insurance policies:

17.1.1.

Employers’ Liability Insurance – liability insurance of the Lessor towards its employees according to the tort ordinance (new version) for death and/or bodily harm to any employee as a result of an accident or illness during and as a result of his work. The insurance will be extended to indemnify the Lessor if it is claimed that it bears the liability of an employer towards any of the Lessee’s employees, regarding the occurrence of a work accident and/or any occupational disease.

17.1.2.

Third Party Liability Insurance – liability insurance of the Lessee according to law, for loss and/or damage caused to any person and/or entity, in an amount equal to ILS 4,000,000 per case and in total for the insurance period. The insurance will be extended to include the Lessor for its responsibility for the acts or omissions of the Lessee, and this is subject to a cross-liability clause according to which the insurance will be considered as if it were taken out separately for each of the insured individuals.

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17.1.3.

Property Insurance – insurance for the full contents of the Leased Property and the equipment serving the Leased Property that is under the ownership and/or responsibility of the Lessee, including any changes, improvements, renovations and additions to the Leased Property made and/or to be made by the Lessee and/or for it, of any kind and type, against the risks of: fire, smoke, lightning, explosion, earthquake, storm, tempest, flood, water damage, aircraft damage, accidental damage, strikes, riots, malicious damage, and burglary. The aforementioned insurance policy will include a condition according to which the insurer waives the right of subrogation towards the Lessor, its employees and managers, provided the aforementioned regarding the right of subrogation shall not apply in favor of a person who caused the damage maliciously.

17.1.4.	Fit Out Works Insurance – fit out work insurance, to the extent that such insurance is required, will be in accordance with the requirement of the management company.

17.2.	The following provisions will apply to the insurance policies specified in clause 17.1 above:

17.2.1.	The Lessee will take out the policies with a legally licensed insurance company, update the insurance amounts, strictly comply with all policy instructions and pay the premiums on time.

17.2.2.

The policies will include a provision that their cancellation and/or changes, with regard to the Leased Property or their non-renewal, is conditional on a written notice to be given to the Lessor by the insurer at least 30 days before the date of cancellation or the date of renewal of the policy, or its changes as mentioned.

17.3.

The Lessee undertakes to use the funds received from the insurance company according to the policies for the immediate rehabilitation of the damages caused to the Leased Property. The above does not limit or detract from the Lessor’s rights to exercise its rights according to the policy.

17.4.

Taking out the insurance policies by the Lessee according to this clause shall not reduce or detract in any way from the Lessee’s obligations in accordance with this Agreement, and shall not release it from its obligation to compensate the Lessor and/or any other person for any damage for which the Lessee is responsible under this Agreement and/or according to any law.

17.5.

The Lessee undertakes to take out all the insurance policies stipulated in the management agreement and to present to the management company and the Lessor confirmation that it has taken out all the necessary insurance policies by the management company in the manner and at the times specified in the management agreement.

18.	Licensing and Licenses

The Lessee declares that it is aware of the conditions required for obtaining any license and/or approval for the purposes of operating the purpose of the Lease in the Leased Property, if such approvals are necessary, and it undertakes to obtain them itself and at its own expense. The Lessee declares that the Lessor is not responsible towards it for obtaining any such license and/or approval for the purpose of operating the Lessee’s business. To the extent that such a license and/or approval is required, the Lessor undertakes to cooperate with the Lessee in order to obtain them and to sign (as owner) any document that will be required for that purpose, provided the Lessor does not incur any responsibility by virtue of its signature, including any financial obligation and/or any cost.

19.	Guarantees and Securities

19.1.

In order to ensure the Lessee fulfills its obligations as stated in this Agreement, the Lessee will present to the Lessor at the time of signing this Agreement and as a condition for the Lessee entering the Leased Property, an autonomous and unconditional bank guarantee from an Israeli bank, in the amount of Rental Fees and management fees for 4 months plus legal VAT. The guarantee amount will be linked to the consumer price index based on the base index as defined in this Agreement. The

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guarantee will be extended by the Lessee at least 30 days before the end of the Lease Period. If the Lessee breaches any fundamental obligation applicable to it according to this Agreement and as a result, the Lessor suffers financial damage, the Lessor may contact the bank and demand payment of the amount of the damage caused, and this only after it has given the Lessee written notice in accordance with this Agreement, of its intention to do so with the details of the breach and the possibility to correct the breach within 14 days of receiving notice from the Lessor.

19.2.

The Lessee declares and undertakes that it is aware that provision of the aforementioned guarantee does not constitute a waiver and/or infringement of any right of the Lessor, including, and without prejudice to the generality of the foregoing, its right to any other remedy granted to it under this Agreement or under any law.

19.3.

60 days after the end of the Lease Period and on the condition that the Lessee has vacated the Leased Property and paid all the payments applicable to it according to this Agreement, the Lessor will return the guarantee in its entirety and if its realization is not required.

20.	Breaches, Remedies and Cancellation of the Agreement

20.1.

It is agreed between the Parties that clauses 3, 6, 7, 8, 10, 12, 13, 14, 15, 17, 18, and 20 are fundamental clauses, the violation of which will constitute a fundamental breach of this Agreement if these are not corrected within 14 days of receiving notification in writing. Any other clause that is breached, and the breach is not corrected within 30 days of receiving written notification, will also be considered a fundamental clause, the violation of which will constitute a fundamental breach of this Agreement.

20.2.

Without prejudice to anything stated in this Agreement and any remedy granted to either of the Parties under this Agreement and/or under any law, in the event that one of the Parties does not pay one of the payments to which he is obligated according to this Agreement on time, the following instructions will apply:

20.2.1.

Any amount owed by one Party to the other under this Agreement that is not paid on time will bear interest on arrears starting from the seventh day from the date of payment stipulated in this Agreement until its actual payment, and this without detracting from any right and/or other remedy of either Party as stated in this Agreement and/or enforced by any law.

20.2.2.

In the event that either Party fails to perform any of its obligations under this Agreement regarding payments it owes to any third party, the other Party will be entitled, but not obligated, after giving written notice to the other Party at least 7 business days in advance, to make any payment and/or charge as stated at its discretion and to oblige the other Party in any amount paid as stated, plus indexation differences from the day of making the payment until the actual receipt of the refund.

20.2.3.

Any arrears in payment of any of either Party to pay the other Party according to this Agreement that exceeds 7 business days will be considered a fundamental breach of this Agreement. However, it is clarified and agreed that arrears that do not not exceed 7 days will not be considered arrears and/or a delay in making the payment.

20.3.

It is declared and agreed between the Parties that if either Party breaches this Agreement in whole or in part or a term of its terms, and does not remedy the breach within a reasonable time after receiving a written notice from the other Party, in which a reasonable time is set for correcting the breach (in which case this will constitute a fundamental breach) and/or if a Party breaches the Agreement in a fundamental breach, the upholding Party will be entitled to cancel the Agreement, subject to giving 14 days’ notice in advance in writing, without this affecting any other right or remedy of the upholding Party under this Agreement and/or according to any law.

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20.4.	The remedies granted to the Parties in this clause will also apply after one of the events as follows:

20.4.1.	Bankruptcy proceedings taken against either Party which are not canceled within 90 (ninety) days.

20.4.2.	A trustee appointed for one of the Parties and/or its property and the appointment is not canceled within 90 (ninety) days.

21.	Transfer of Rights

21.1.

Subject to the provisions of this Agreement regarding the invention of a replacement lessee and/or sublessee, the Lessee hereby undertakes not to share with another person or others in the possession and/or operation and/or management of the Leased Property, and not to grant any other person or entity possession and/or permission to use and/or enjoy and/or any other right in the Leased Property or any part thereof, whether for consideration or without consideration, or in any other way, without obtaining the consent of the Lessor in advance and in writing except for the matter of subleasing the parking spaces as stated above, and with the exception of sister companies and/or subsidiaries and/or a parent company and/or a corporation related to the Lessee, the Lessee shall be entitled to allow use of the Leased Property, without obtaining prior written consent of the Lessor. In each of the above cases, the Lessee undertakes to apply in writing and receive the consent of the Lessor at least 14 days in advance. The above does not derogate from the provisions of clause 7.6 above regarding a replacement lessee and regarding a sublessee, provided the purpose of the lease is for offices. For the avoidance of doubt, it is clarified that the Lessee will be entitled to rent a part of the Leased Property that does not exceed 25% of the leased area to a sublessee, subject to obtaining consent of the Lessor in advance, which will not refuse it except for reasonable reasons and/or the parking spaces or part of them, and this without obtaining the Lessor’s approval for this in advance, provided that notice has been given to the Lessor and everything is subject to the provisions of clauses 3.8 and 4.5, and in any case, the Lessee will remain responsible for fulfilling its obligations towards the Lessor according to this Agreement.

21.2.

The Lessor may, at its discretion, transfer its rights and obligations under this Agreement to another and/or others, and any transferee may, at its discretion, transfer its rights and obligations under this Agreement to another and/or others without the need for the Lessee’s consent to any such transfer and provided that the Lessee’s rights under this Agreement are not affected by or due to this transfer. It is agreed and clarified that a change in control of the Lessee as a result of a merger, reorganization or purchase of the Lessee will not be considered a transfer of rights that is not permitted and/or one that requires the Lessor’s approval according to this clause 21.

21.3.

The Lessor will be entitled to pledge and/or encumber all or part of this Agreement and transfer its rights pursuant to it to another and/or others as well as to sell it and transfer it to a third party at its sole discretion, as well as to assign its rights to receive funds from the Lessee to whomever it deems appropriate, subject to the full fulfillment of the Lessor’s obligations according to the provisions of this Agreement and on the condition that the rights of the Lessee according to this Agreement are not impaired by a lien and/or pledge and/or conversion as mentioned above, and the Lessee thereby confirms and agrees that it will comply with all the provisions of this Agreement towards any entity that replaces the Lessor, if any, and all on the condition that the rights of the Lessee according to this Agreement are not harmed.

22.	General

22.1.

The Lessee will allow a representative of the Lessor, as required, to enter the Leased Property in the presence of a representative of the Lessee only, after prior coordination, for the purpose of checking compliance with the Lessee’s obligations under this Agreement as well as for the purpose of presenting the Leased Property to potential future buyers and/or lessees, and all this subject to prior coordination of the planned visit date and on the condition that the visit will be during the operating hours of the Leased Property and by prior arrangement.

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22.2.

Any waiver, disclaimer or extension given or made by either Party will not be valid, unless expressly made in writing, and no waiver, disclaimer or extension of any breach of this Agreement may be inferred or understood from a mere act or omission other than an express written notification. Delay or refraining from using any right of either Party according to this Agreement shall not be considered a hindrance to the other party. A written waiver made in any case will not be used to learn an equivalent decision for another matter, and no other waiver of that Party should be inferred from it.

22.3.

The Parties agree that the provisions of this Agreement reflect, embody, exhaust and express everything agreed upon between the Parties and every representation, promise, summary, agreement, statement and/or commitment given and/or made whether in person or in writing, including in a document, letter , advertisement or prospectus will have no validity and will not bind the Parties.

22.4.	Any change to this Agreement will not be valid unless it is made in writing and signed by all Parties to this Agreement.

22.5.	The Lessee declares that it is aware that the Law Firm of Makov, Nof, Huberman & Co. represents the Lessor in this Agreement and is entitled to be represented by any attorney on its behalf.

22.6.

It is hereby agreed that disputes between the Parties will be submitted to the decision of an agreed arbitrator, who will serve as the sole arbitrator (hereinafter: the Arbitrator). If there is a dispute on issues relating to financial matters that require accounting expertise or expertise in the field of taxation, an arbitrator will be appointed who is a renowned CPA from one of the four largest accounting firms in Israel and who is independent of any of the Parties. If the Parties do not reach an agreement regarding the identity of the Arbitrator within 14 days from the day a Party to the Agreement gave notice of its desire to appoint an arbitrator, the Parties will contact the arbitration institution of the Bar Association for the appointment of an arbitrator for the parties. Failure to pay the Rental Fees on time and/or failure to vacate the Leased Property on time will not be considered a dispute between the Parties.

22.7.

The provisions of the above clause 22.6 will be considered an arbitration agreement between the Parties. The provisions of the Arbitration Law, 5728-1968, the regulations established pursuant to it and the rules of the Bar Association’s Arbitration Institute shall apply to the arbitration. Without deviating from the aforementioned, the arbitrator will be subject to the provisions of Israeli substantive law, but not to the provisions relating to customary legal procedures and the laws of evidence; The Arbitrator will be obliged to give reasons for his decisions, and his decisions will bind the Parties. The Arbitrator will be authorized to grant temporary remedies and partial judgments. There is no appeal by any party to the Arbitrator to exempt that Party from fulfilling its obligations under this Agreement, subject to another decision of the Arbitrator.

23.	Addresses and Messages

23.1.

The addresses of the Parties for the purposes of the Agreement are as stated in the introduction to the Agreement. After the start of the Lease Period, the Lessee’s address for the purposes of the Agreement will be in the Leased Property.

23.2.

Any message sent pursuant to the provisions of this Agreement shall be in writing and sent by one Party to the other by registered mail or delivered by hand or sent by fax and shall be deemed to have been sent in the reasonable time in which said message must reach the addressee.

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In evidence the Parties sign:

/s/ Shiloh Shmuel /s/ Cotserv Commercial and Technical Services Ltd.	/s/ Dan Raviv
The Lessor	The Lessee

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